EXHIBIT 10.6

SEVENTH AMENDED AND RESTATED
PROMISSORY NOTE
CONSTRUCTION MORTGAGE LOAN

August 18, 2009	$6,799,468.00

        WHEREAS, NTS/VIRGINIA DEVELOPMENT COMPANY (“NTS/Virginia”), a Virginia corporation, and NTS/LAKE FOREST II RESIDENTIAL CORPORATION, a Kentucky corporation (“NTS/Lake Forest II”; NTS/Virginia and NTS/Lake Forest II are sometimes hereinafter collectively referred to as the “Borrowers”) granted to NATIONAL CITY BANK, as successor by merger to The Provident Bank (“Bank”) a First Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Eighteen Million and 00/100 Dollars ($18,000,000.00) dated October 31, 2000 (“Revolving Note”), which Revolving Note consolidated two (2) prior Notes, the first in the original principal amount of $10,700,000 dated December 30, 1997 between Borrowers and Bank, and that certain Revolving Promissory Amended and Restated Note dated January 6, 1998, made by NTS/Lake Forest II payable to the order of Bank of Louisville in the original principal amount of $8,000,000, which Amended and Restated Note had been assigned and endorsed over to Bank; and

        WHEREAS, Borrowers granted to Bank a Second Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Twelve Million and 00/100 Dollars ($12,000,000.00) dated May 16, 2003 (“Second Revolving Note”), which Second Revolving Note provided for an amendment to the maximum permitted outstanding balance under the Revolving Note, extended the maturity date of the Revolving Note and permitted the use of the Revolving Note to repay the existing debt on the Lake Forest Golf and Country Club; and

        WHEREAS, Borrowers granted to Bank a Third Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Eight Million and 00/100 Dollars ($8,000,000.00) dated June 22, 2004 (“Third Revolving Note”), which Third Revolving Note provided for an amendment to the maximum permitted outstanding balance under the Revolving Note and Second Revolving Note; and

        WHEREAS, Borrowers granted to Bank a Fourth Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Five Million and 00/100 Dollars ($5,000,000.00) dated April 20, 2005 (“Fourth Revolving Note”), which Fourth Revolving Note provided for an amendment to the maximum permitted outstanding balance, to extend the maturity date and to amend the interest rate under the Revolving Note, the Second Revolving Note and the Third Revolving Note; and

        WHEREAS, Borrowers granted to Bank a Fifth Amended and Restated Revolving Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) dated October 24, 2007 (“Fifth Revolving Note”), which Fifth Revolving Note provided for an increase to the maximum permitted outstanding balance thereunder; and

        WHEREAS, Borrowers granted to Bank a Sixth Amended and Restated Promissory Note Construction Mortgage Loan in the maximum amount of available credit of Seven Million Three Hundred Fifty-Two Thousand and 00/100 Dollars ($7,352,000.00) dated September 1, 2008 (“Sixth Restated Note”), which Sixth Restated Note provided for the extension of the maturity date with an option to further extend the maturity date, an amendment to the interest rate, the termination of Borrowers’ right to the remaining availability under the Notes and the deletion of the revolving feature, to add an additional Guarantor and to add certain covenants to the Loan Documents, and which Sixth Restated Note has a current outstanding principal balance in the amount of Five Million Seven Hundred Ninety-Nine Thousand Four Hundred Sixty-Eight and 00/100 Dollars ($5,799,468.00); and

        WHEREAS, Borrowers granted to Bank a Promissory Note Modification Agreement dated November 21, 2008, a Promissory Note Modification Agreement dated as of April 1, 2009 and a Promissory Note Modification Agreement dated May 19, 2009 to provide for certain principal repayments and the extension of time to make such principal repayments (“2008-2009 Prior Note Modifications”); and

        WHEREAS, of even date, Borrowers have requested and Bank has agreed to extend the maturity date of the Notes, to amend the interest rate thereunder, to increase the availability under the Notes by One Million and 00/100 Dollars ($1,000,000.00) and to provide for a premium thereunder, upon Borrowers’ compliance with the provisions set forth herein; and

        WHEREAS, for the convenience of Borrowers and Bank, the parties have agreed to amend and restate the Revolving Note, the Second Revolving Note, the Third Revolving Note, the Fourth Revolving Note, the Fifth Revolving Note and the Sixth Restated Note in their entirety hereunder (“Amended and Restated Note”), which amendment and restatement shall in no manner constitute a repayment, satisfaction or novation of the indebtedness evidenced by the Revolving Note, the two (2) notes consolidated under the Revolving Note, the Second Revolving Note, the Third Revolving Note, the Fourth Revolving Note, the Fifth Revolving Note, the Sixth Restated Note and 2008-2009 Prior Note Modifications, which indebtedness shall remain outstanding for all purposes hereunder from December 30, 1997, January 6, 1998, October 31, 2000, May 16, 2003, June 22, 2004, April 20, 2005, October 24, 2007, September 1, 2008, November 21, 2008, April 1, 2009 and May 19, 2009, respectively.

                NOW THEREFORE, Borrowers grants this Amended and Restated Note under the following terms:

        FOR VALUE RECEIVED, the undersigned, NTS/VIRGINIA DEVELOPMENT COMPANY (“NTS/Virginia”), a Virginia corporation, and NTS/LAKE FOREST II RESIDENTIAL CORPORATION, a Kentucky corporation (“NTS/Lake Forest II”; NTS/Virginia and NTS/Lake Forest II are sometimes hereinafter collectively referred to as the “Borrowers”), with a mailing address of 10172 Linn Station Road, Louisville, Kentucky 40223 hereby, jointly and severally, promise to pay to the order of NATIONAL CITY BANK (“Bank”), a national banking association, the principal sum of SIX MILLION SEVEN HUNDRED NINETY-NINE THOUSAND FOUR HUNDRED SIXTY-EIGHT AND 00/100

DOLLARS ($6,799,468.00) (“Credit Commitment”), or so much thereof as is disbursed by Bank pursuant to the provisions hereof, together with interest on the unpaid balance thereto at the rate per annum set forth below computed daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the three hundred sixty-five (365) day year.

        For purposes of this Amended and Restated Note, the following terms shall have the following meanings:

        “Maturity Date” means September 1, 2010 (or such earlier date as the Bank may accelerate the indebtedness evidenced hereby by reason of Borrowers’ uncured default hereunder or under any other Loan Document).

        So long as this Amended and Restated Note shall remain outstanding, interest accrued on the unpaid principal balance shall be paid monthly on the first (1st) day of each month, commencing on September 1, 2009, which interest may not be drawn from the increased availability provided hereunder, [and principal shall be due and payable in the amounts and for the period provided in Section 1(b) hereof and upon sale of any secured property as provided herein,] while Borrowers are not in default under this Amended and Restated Note or under the other loan documents executed in connection herewith or given as collateral security for this Amended and Restated Note (including, but not limited to, the Amended and Restated Development and Construction Loan Agreement, as modified (“Loan Agreement”), Deed of Trust and Security Agreement, as amended, Mortgage and Security Agreement, as amended, Assignment of Leases and Rents, as amended and various UCC financing and fixture statements (collectively, “Loan Documents”), in accordance with the terms of the Loan Agreement. The unpaid principal balance hereof plus accrued interest and other charges shall be due and payable in full on September 1, 2010, unless demand for repayment of the entire indebtedness is made by Bank prior to such Maturity Date pursuant to the provisions set forth below.

        This Amended and Restated Note shall bear interest on the unpaid principal balance from time to time outstanding from date hereof until final maturity at a rate per annum equal to the LIBOR Based Rate, which shall be defined as follows.

“Libor Based Rate” means a fluctuating rate which is equal to the sum of the greater of : (i) four and 00/100 percent (4.00%) per annum plus One Month Libor, adjusted by Bank, as necessary, at the end of each Banking Day or (ii) six percent (6.00%). Bank shall not be required to notify Borrowers of any adjustment in the One Month Libor Rate. Borrowers may, however, request a quote of the prevailing One Month Libor (as defined below) on any Banking Day.

“Banking Day” means any Banking Day on which banks in the London Interbank Market deal in United States dollar deposits and on which banking institutions are generally open for domestic and international business at Cincinnati, Ohio and in New York, New York.

        “One Month Libor” means the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by Bank and equal to the average rate per annum at which deposits (denominated in United States dollars (in an amount similar to the principal amount of that loan and with a maturity one month after the date of reference are offered to Bank at 11:00 a.m. London time (or as soon thereafter as practicable) on the date of reference by banking institutions in the London, United Kingdom market, as such interest rate is referenced and reported by the British Bankers Association in the Bridge Financial Telerate system “Page 3750” report, or, if the same is unavailable, any other generally accepted authoritative source of such interest rate as Bank may reference from time to time.

        In addition to the other charges and the interest to be paid under this Amended and Restated Note, Borrowers shall pay to Bank, at the time of sale of an individual parcel from the lien and operation of the Deed of Trust and/or Mortgage securing this Amended and Restated Note, the amounts negotiated between the parties on a case by case basis at the time of each such sale of a parcel.

        Principal and interest payments shall be made in lawful money of the United States of America to Bank at One East Fourth Street, Cincinnati, Ohio 45202, or such other address as Bank may give to Borrowers, in immediately available funds to Bank.

        This Amended and Restated Note is given in connection with a certain mortgage loan (“Loan”) extended originally on December 30, 1997 and modified January 6, 1998, October 31, 2000, May 16, 2003, June 22, 2004, April 20, 2005, October 24, 2007, September 1, 2008, November 21, 2008, April 1, 2009, May 19, 2009 and the date hereof by Bank to Borrowers in accordance with the terms of the Loan Agreement, for the purpose of the continued development of a residential and golf course community in Spotsylvania County, Virginia, known as Fawn Lake, (“Project”).

        1.     PAYMENTS OF INTEREST AND PRINCIPAL, EXTENSION FEE AND PREMIUM PAYMENT.

        (a)        Commencing on the date of this Amended and Restated Note and continuing through the Maturity Date, Borrowers shall make monthly interest payments at the LIBOR Based Rate on the outstanding principal balance of the indebtedness evidenced hereby. The first such payments shall be due and payable on the 1st day of September, 2009 and subsequently such interest payments shall be due and payable on the 1st day of each successive calendar month thereafter. The entire unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest and all other sums payable to the Bank pursuant to this Amended and Restated Note or any other Loan Document, shall be due and payable in a single payment on September 1, 2010.

(b) Borrowers shall additionally make equal monthly principal payments of Eight Thousand Three Hundred Thirty-Three and 00/100 Dollars ($8,333.00) for three (3) months commencing on September 1, 2009.

(c) Borrowers shall pay an extension fee to Bank in the amount of Thirty-Three Thousand Nine Hundred Ninety-Eight and 00/100 Dollars ($33,998.00) on the date of this Amended and Restated Note.

        (d)        Borrowers shall pay Bank an annual premium in the amount of Forty Thousand and 00/100 Dollars ($40,000.00). Such annual premium shall be prorated for the final two (2) months of the term of this Note so that the sum of Forty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($46,666.66) shall be due on the Maturity Date of this Amended and Restated Note.

        2.     LATE CHARGES. In the event any of the payments of interest called for hereunder are not paid within ten (10) days after notice from Bank, a late charge for default of payment of any installment equal to percent (5%) of the amount of the installment that is late shall be assessed to cover Bank’s extra expense incident to handling delinquent accounts. Borrowers authorize Bank to add such late charge to the principal balance of this Amended and Restated Note, and the same shall be payable in accordance with the terms and conditions of this Amended and Restated Note or any instrument securing the payment of this Amended and Restated Note.

        3.     PREPAYMENT. In addition to the prepayments required hereunder, Borrowers may prepay this Amended and Restated Note in whole or in part at any time, without premium or penalty. All such repayments shall be applied against installments of principal in the inverse order of their maturity.

        4.     AVAILABILITY Borrowers and Bank agree that the availability under the Loan shall be in the amount of One Million and 00/100 Dollars ($1,000,000.00) to fund overhead expenses of the Project, which shall be the lesser of: (i) One Hundred Thousand and 00/100 Dollars ($100,000.00) per month or fifty percent (50%) of the actual expense. Borrowers will provide to Bank a proforma budget for the next twelve (12) months which will exclude all interest carry.

        5.     EVENTS OF DEFAULT. The Loan Agreement specifies various events of default in Section 9 thereof (each, an “Event of Default”) upon the happening of which, and in certain instances after written notice and passage of time, all as described in the Loan Agreement, Bank may, by notice thereof given to Borrowers: (i) declare this Amended and Restated Note to be forthwith due and payable, whereupon the principal amount of this Amended and Restated Note, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) proceed to protect and enforce its rights under this Amended and Restated Note by suit in equity, action at law or any other appropriate proceeding, and Bank shall have, without limitation, all of the rights and remedies of a secured party with respect to the collateral provided by applicable law. In addition to all liens upon and rights of setoff against the money, securities, or other property of Borrowers given to Bank by law, Bank shall have a lien upon and a right of setoff against all money, securities, and other property of Borrowers, now or hereafter in possession of or on deposit with Bank, whether held in a general or special account or deposit, or for safe-keeping or otherwise, and every such lien and right of setoff may be exercised without demand upon, or notice to Borrowers. No lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Bank, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien is specifically waived or released by an instrument in writing executed by Bank. Anything to the contrary contained herein notwithstanding, Bank shall have no right of set-off against any money, securities, or other property of any Affiliate of Borrowers, including any lockbox or treasury management arrangement with Bank, based on an Event of Default. As used herein, “Affiliate” means any person controlling or controlled by or under common control with the Borrowers, including, without limitation, a member, a person or other entity controlling or under common control with any such member, or a member of the immediate family of any such member.

        6.     DEFAULT RATE. It is expressly agreed that during the continuance of an Event of Default, the unpaid balance of principal, accrued interest and all other amounts due hereunder shall, at the option of Bank and without notice, bear interest, during the continuance of such Event of Default, at a rate per annum equal to three percent (3%) in excess of the LIBOR Based Rate, as defined above, or at such lesser rate per annum as shall be the maximum rate legally enforceable (“Default Rate”).

        7.     WAIVER OR DELAY. No failure or delay on the part of Bank or any holder of this Amended and Restated Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        8.     BANK’S PROTECTIVE ADVANCES. Bank, at its option, shall have the right to pay on behalf of Borrowers, fire and extended coverage insurance premiums, if necessary, real estate taxes, assessments, and such other sums attributable to the real estate which are provided in the Loan Documents, and Borrowers agree promptly to repay Bank for any sums so expended, together with interest thereon, to the extent legally enforceable, at a rate equal to the Default Rate.

        9.     SALE OR ENCUMBRANCE OF THE REAL ESTATE. Except for sales of individual parcels upon payment of the release price to Bank to be negotiated between the parties on a case by case basis at the time of the sale of each individual parcel, Borrowers agree not to sell or transfer the real estate described in the Loan Documents without the prior written consent of Bank, nor to further encumber or mortgage such real estate without the prior written consent of Bank except as expressly permitted by the Loan Agreement, and in the event of a violation of this provision, Bank may, at its option, declare the entire remaining unpaid balance of the Amended and Restated Note immediately due and payable and institute foreclosure proceedings. A sale or transfer of such real estate means the conveyance of real property or any right, title and interest therein, whether legal or equitable, whether voluntary or involuntary, by outright sale, deed, installment sale contract, land contract, leasehold interest, lease-option contract, or any other method of conveyance of real property interests. An encumbrance or mortgage means the creation of any lien or other encumbrance subordinate to the Loan Documents whether or not such lien or encumbrance is created pursuant to a contract for a deed or a transfer of the rights of occupancy in such real estate.

        Further, in the event the ownership of such real estate, or any part thereof, becomes vested in a person other than Borrowers, Bank may, without notice to Borrowers, deal with such successor or successors in interest with reference to the Amended and Restated Note and Loan Documents in the same manner as Borrowers, and may forbear to sue or may extend the time for payment of the Amended and Restated Note without discharging or in any way affecting the liability of Borrowers for the debt evidenced hereby.

        10.     REPRESENTATIONS AND WARRANTIES. Borrowers hereby represent and warrant that they are aware of no claim, litigation, or proceeding, pending or threatened against it which involves the possibility of any judgment or liability not fully covered by insurance or which may result in a “material adverse change” (i.e., a reduction in net worth of 20% or more) in the condition, financial or otherwise, of Borrowers.

        11.     NO AMENDMENTS. No amendment, modification, termination or waiver of any provision of this Amended and Restated Note or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

        12.     COVENANTS. Borrowers and Bank agree that Borrowers are paying for accrued interest out of pocket. Within ten (10) business days of the execution by Borrowers of this Amended and Restated Note, Borrowers agree to provide a Letter of Credit in the stated amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) naming Bank as beneficiary and from a financial institution and under terms reasonably acceptable to Bank to guaranty Borrowers’ commitment to pay interest.

        13.     MISCELLANEOUS. Borrowers shall pay on demand all costs and expenses of Bank (i) in connection with the enforcement or collection of this Amended and Restated Note or the Loan Documents; and (ii) any and all stamp, other taxes and license fees, if any, payable or determined to be payable by Bank in connection with the execution and delivery of this Amended and Restated Note, and the Loan Documents, and Borrowers shall indemnify and save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

        Any provision of this Amended and Restated Note which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        This Amended and Restated Note shall be governed by and construed in accordance with the laws of the State of Ohio.

        14.     TRIAL BY JURY. As a specifically bargained inducement for Bank to extend credit to Borrowers, Borrowers hereby expressly waive the right to trial by jury in any lawsuit or proceeding related to this Amended and Restated Note or arising in any way from the indebtedness or transactions involving Bank and Borrowers.

        IN WITNESS WHEREOF, Borrowers have caused this Amended and Restated Note to be executed on the date, month and year first above written.

BORROWERS: NTS/VIRGINIA DEVELOPMENT COMPANY, a Virginia corporation By: /s/ Neil A. Mitchell —————————————— Name: Neil A. Mitchell Title: SVP

NTS/LAKE FOREST II RESIDENTIAL CORPORATION, a Kentucky corporation By: /s/ Neil A. Mitchell —————————————— Name: Neil A. Mitchell Title: SVP